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                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            NEW WEST EYEWORKS, INC.
                                       AT

                              $13.00 NET PER SHARE
                                       BY

                              NW ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF

                        NATIONAL VISION ASSOCIATES, LTD.

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME, ON MONDAY, AUGUST 17, 1998, UNLESS EXTENDED (THE "EXPIRATION DATE").
    SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR
                            TO THE EXPIRATION DATE.

                                                                   JULY 20, 1998

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

     We have been appointed by NW Acquisition Corp., a Delaware corporation (the "Purchaser") and wholly-owned subsidiary of National Vision Associates, Ltd., a Georgia corporation ("Parent"), to act as Information Agent in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $.01 per share (the "Shares"), of New West Eyeworks, Inc., a Delaware corporation (the "Company"), at $13.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated July 20, 1998 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with any supplements or amendments thereto, collectively constitute the "Offer").

     Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee. Enclosed herewith are copies of the following documents:

          1. Offer to Purchase;

          2. Letter of Transmittal, to be used by stockholders of the Company accepting the Offer;

          3. The Letter to Stockholders of the Company from the Chairman of the Board of the Company, accompanied by the Company's
     Solicitation/Recommendation Statement on Schedule 14D-9;

          4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining such client's instructions with regard to the Offer;

          5. Notice of Guaranteed Delivery;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.

     WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, AUGUST 17, 1998, UNLESS EXTENDED.
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     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would represent at least 51% of the outstanding Shares as determined immediately prior to the consummation of the Offer.

     The Board of Directors of the Company has, by unanimous vote, approved the Offer and the Merger (as defined below) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company and recommends that stockholders of the Company accept the Offer and tender their Shares.

     The Offer is being made pursuant to the Agreement and Plan of Merger dated as of July 13, 1998 (the "Merger Agreement"), among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into the Company, or, at the election of Parent, unless such election would have a material adverse effect on the financial interests of the Company and its stockholders, the Company will be merged with and into the Purchaser (in either case, the "Merger"). In the Merger, each outstanding Share (other than Shares held by the Company's treasury or by any subsidiary of the Company, Shares owned by Parent, the Purchaser or any other subsidiary of Parent, or Shares held by any stockholders who are entitled to (and who properly do) exercise appraisal rights under Delaware law) will be converted into the right to receive $13.00 per Share, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 2 of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your customers.

     Questions and requests for additional copies of the enclosed material may be directed to us, as the Dealer Manager for the Offer, at our address or telephone number set forth on the back cover of the enclosed Offer to Purchase.

                                      Very truly yours,

                                      SCHRODER & CO. INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE PURCHASER, PARENT, THE DEPOSITARY, THE INFORMATION AGENT, OR ANY AFFILIATE OF ANY OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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